China Fire & Security Group
Third Quarter Earnings
Nov 13, 2007

Operator:
Good afternoon, my name is _______ and I will be your conference operator today. At this time I would like to welcome everyone to the China Fire & Security Group Incorporated Third Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. If you would like to pose a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Robert Yuan, Chief Accounting Officer of China Fire Security Group. Sir, you may begin your conference.

Robert Yuan:
Thank you and welcome everyone to China Fire & Security Group’s 2007 third quarter conference call. The press release for this quarter has been distributed to the wire prior to this conference. On our call today is Mr. Brian Lin, Chief Executive Officer of China Fire & Security Group.

Before we get started I’m going to read a disclaimer about forward-looking statements.

This conference call may contain, in addition to historical information, forward-looking statements within the meaning of the Federal Securities Laws regarding China Fire. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than statements that are historical in nature. These forward-looking statements are based on current management’s expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements. Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulations and other risks contained in the statements filed from time to time with the SEC. All such forward-looking statements, whether written or oral and whether made by or on behalf of the company are expressively qualified by the cautionary statements. Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements. Forward-looking statements made during this conference call speak only to the date and all oral and written forward-looking statements and are qualified by these cautionary statements. Except as required by law, we assume no obligation to update or revise any forward-looking statements contained in this statement, whether as a result of new information, future events or otherwise.

And now I will turn the call over to Mr. Brian Lin. Brian?

Brian Lin:
Thank you Robert, and thanks to all of the investors joining us today for our third quarter conference call.

We are pleased to report a strong quarter as our quarterly revenue reached a record high with improved margins. We have benefited from the continued industrialization across China where fire protection products and services are mandated for all industrial plants. As a leading industrial fire protection total solution provider, China Fire has enjoyed strong growth in our business across all industrial sectors and with iron and steel in particular.

Before we get to the third quarter financial results, I would like to provide you with a brief review of some recent developments.

In the first half of this year China’s Ministry of Construction announced its first national fire protection standards for the Iron & Steel industry., We have witnessed an increase in the market demands for our industrial fire protection products. In the third quarter of this year, we have signed contracts with both existing clients as well as new clients. On September 4, we announced that we successfully extended our current business relationship with our existing clients, Wuhan Iron & Steel and Handan Iron & Steel Group, by securing two new contracts with values of $4.1 million and $2.9 million respectively.

As the third largest steel company in China, Wuhan Steel is located in central China's Hubei province with annual product output of over 10 millions tons. Wuhan Steel is spending about $1.5 Billion for building four new plants during this year and China Fire will provide total fire protection solutions for the first phase (two plants) of Wuhan Steel. In this new contract, our patented products including linear heat detectors (LHD), controllers and water mist systems will be installed. We started our business relationship with Wuhan Steel in 1995 and during the past decade, we have sold products to Wuhan Steel every year for both their new plants as well as retrofitting their older facilities. China Fire is currently reviewing with Wuhan Steel on the fire protection needs of their existing facilities for compliance with the new fire codes.

The new contract win with Handan Steel is another example of how we will take advantage of rising market demand from iron and steel companies as the China’s government is tightening its safety regulation and the industry is undergoing its expansion, relocation, and modernization. Handan Steel is one of the top 20 steel companies in China and is expanding into a new region building half a dozen new plants with its initial phase of overall expansion spending about $1.3 Billion over the next two years. China Fire will be the total solution provider for Handan Steel’s fire protection systems. Our proprietary fire protection systems outfitted with our key products will be implemented during the next two years and we are expecting more contract wins from the expansion plans of Handan Steel in the future.

In this quarter we also witnessed strong market growth in industries other than iron and steel, including traditional power generation, petrochemicals, nuclear power generation and transportation industries. During this quarter, more than 50% of the revenue contributions were from non-iron and steel industries. We believe that with more safety regulations, introduced by the Chinese government, in the non-iron and steel industries, China Fire’s industrial base will be further expanded and we will capitalize on the benefits from more aspects of China’s industrialization. For example, in order to provide more environment-friendly power supplies, the Chinese government has announced its long term plan to build more nuclear plants within China, with plans for two nuclear plants per year in the future. We believe that by leveraging our reputable brand name and strong product development capacity, China Fire is well positioned to benefit significantly from these emerging opportunities.

Also during this quarter, we received the first Purchase Order for our products from a multi-international Fortune-500 company that we can not identify per a confidential partnership agreement signed during the second quarter of 2007. Although the current agreement might not contribute significantly to our business, it demonstrates that China Fire’s product development and manufacturing capacity are recognized internationally.

In order to capture additional market opportunities in our industry, we recently opened our new corporate office in downtown Beijing, and located our new Product Marketing and Sales Center, and Merger and Acquisition Center there. The Product Marketing center concentrates on product sales through our distribution channel and partners to tap more potential industrial verticals. The products include our Sureland brand as well as our fire extinguishing products under the TOPSOAR brand. The center will also be responsible for the future expansion of our proprietary product for international markets, especially in countries like India where the industrialization process just started. Our Merger and Acquisition Center is responsible for reviewing fire protection companies both in China as well as worldwide to seek potential M&A opportunities. The industrial fire protection market is very fragmented in China with many regional players and product vendors. We will also look into some foreign fire protection product companies with strong brand names and well established international channels. To support these new initiatives, we have just completed a new company brochure, both in Chinese and English. We will upload the brochure onto our newly designed website www.chinafiresecurity.com.

During this quarter, our R/D team has continued to work closely with central and local governments in drafting new fire safety standards for various industries. We believe that our efforts will reinforce our core competency and create a major long term advantage over our competitors..

As a public company listed on NASDAQ, China Fire has been working diligently to set up an effective and efficient internal control system to guarantee the accuracy of its financial results. Lead by an internal SOA compliance project team and with help from experienced outside consultants, China Fire has been working towards the full compliance with Rule 404 of Sarbanes-Oxley Act.

Before we turn to the discussion of financial results, due to our stronger-than-expected performance in our third quarter, I am pleased to announce an upward revision of our 2007 full year guidance to at least $16.6 million in GAAP net income from an earlier guidance of $14.7 million to $15.0 million, and to at least $0.60 in fully diluted EPS from an earlier guidance of $0.53 to $0.54.

With that brief overview, let me now turn the call over to our Chief Accounting Officer, Robert Yuan. Robert?

Robert Yuan:
Thanks, Brian. I will now review our third quarter results. Our total revenues were approximately $11.6 million for the third quarter of 2007, as compared to $8.0 million for the same period of 2006, representing a year-on-year increase of $3.6 million or 44.2 percent. This increase was mainly attributable to the growth of our product sales and the execution of contracts at bigger value. During this quarter, the revenues from total solution increased 7.8 percent to $6.1 million, compared to $5.7 million in the same period of last year. The revenues from product sales increased by 133.1 percent to $5.2 million, compared to $2.2 million of last year. During the third quarter, the three largest customers were Maanshan Iron and Steel Group, Sichuan Dongfang Electronic Equipment and PetroChina, which total contributed approximately $4.9 million of revenue, representing 43.0 percent of total sales.

Cost of revenues for the third quarter was approximately $4.7 million or 40.8 percent of revenues. During this quarter, the gross margin improved to 59.2 percent, due to the higher revenue contribution from the product sales of the Company’s proprietary products, which enjoy higher margins.

Operating expense was approximately $2.8 million for this quarter, as compared to approximately $2.7 million of last year. Operating income was approximately $4.1 million, compared to $1.2 million for the same period of last year, representing 253.0 percent annual growth. The improvement in operating income was mainly attributable to the increase in revenue and gross margin and our more efficient cost control.

For the third quarter, our reported GAAP net income was $4.4 million and fully diluted EPS of $0.16 as compared to $1.5 million and $0.06 last year.

For the first three quarters of 2007, our total revenue was approximately $32.6 as compared to $23.1 million of year 2006, an increase of approximately $9.6 million or 41.5 percent. This increase was mainly attributable to the further penetration of the Company’s customer base in the iron and steel, power, and petrochemical industries and the execution of more contracts in the period.

Our gross margin for the nine months ended September 30 was 55.7 percent, which is higher than the gross margin of 52.6 percent for the same period of 2006. The increase in gross margin was mainly due to the fact that we used a higher percentage of our proprietary products, which tend to provide higher margins.

Operating expenses were approximately $7.3 million for the first three quarters, compared to $5.3 million of last year, an increase of approximately $2.0 million or 38.2 percent. Operating income was approximately $10.9 million for the first nine months as compared to approximately $6.8 million for the first nine months of last year, an increase of $4.1 million or 59.2 percent. The increase was mainly due to the increase in our revenues and higher gross margin in this period even though we had a significant increase in our operating expenses related to being a public company and related to increasing our sales activities.

Our net income was approximately $12.8 million for the first three quarter of 2007, as compared to approximately $7.3 million net income for the same period of last year, an increase of 5.5 million or 73.7 percent. Net profit margin was 39.1 percent, which is higher than the net profit margin of 31.9 percent for the same period of 2006. The reason for the increase in the net income was mainly due to the increase in revenues and operating margin and the non-cash credit of $1.2 million related to the change in fair value of derivative instruments. Excluding the one-time credit of approximately $1.2 million from the change in fair value of derivatives, our pro forma net income is $11.6 million for the first nine months of 2007.

Now, I would like to cover some highlights from our balance sheet and cash flows statement. As of September 30, 2007, China Fire had $13.0 million in cash and cash equivalents and working capital of $35.1 million. Our cash flow from operations in first three quarters was positive $3.2 million. On a quarterly basis, the operating cash flow for the third quarter of 2007 is approximately $3.3 million as compared to $0.2 million for the second quarter. The improvement in our operating cash flows is the result of our better management of working capital during the period.

As of September 30, 2007, our total liabilities stood at $20.0 million, while shareholders’ equity totaled $44.5 million. This compares to total liabilities of $20.6 million and shareholders’ equity of $25 million on December 31, 2006. Currently we don’t carry any long-term or short term bank loans on our balance sheet.

Now, I want to turn the call back to Brian. Brian, please

Thank you, Robert. In conclusion, we are very pleased with our record third quarter results as they exceeded our expectations. We hope that as we look to maintain our leading position in the industry, we will be able to meet our newly raised guidance for 2007 and report another record year. Thank you.

Operator:
At this time I would like to remind everyone if you would like to pose a question, please press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Once again, if you would like to pose a question, that’s star, then the number one on your telephone keypad.

Brian:
Thanks everyone. We look forward to seeing you out at upcoming conferences.